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                                                                     EXHIBIT 5.0


                                                                   June 18, 1996

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Arthur J. Gallagher & Co.
  Registration Statement on Form S-8

Gentlemen:

  I am counsel for Arthur J. Gallagher & Co. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission, relating to the registration of 769,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), to be issued pursuant to the terms of the Arthur J. Gallagher & Co. 1988 Nonqualified Stock Option Plan and 1989 Non-Employee Directors' Stock Option Plan.

  In this connection, I have examined the originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Restated Certificate of Incorporation and the By-laws of the Company, as amended, resolutions of the Board of Directors of the Company and the Plans.

  It is my opinion that the Shares to be issued to officers, employees and directors of the Company pursuant to the Plans will be legally issued, fully paid, and non-assessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,
                                          CARL E. FASIG
                                          Counsel and Secretary

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